SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                 FUELNATION INC.

          Florida                                            65-0827283
           ----------                                     ---------------
(State or other jurisdiction of                           (IRS Employer
 incorporation or organization)                         Identification Number)

         1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432
 -------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip code)

                      Employment Agreement with Paul Sapita
                     Employment Agreement with James Wilson
                    Employment Agreement with Chris Salmonson
                       Employment Agreement with John Leta
                    Employment Agreement with Kevin A. White
                   Employment Agreement with Daniel A. Wilmott
                  Employment Agreement with Michael Freudenberg
                              (Full Title of Plan)

                        Christopher Salmonson, President
                                 FuelNation Inc.
                       1700 North Dixie Highway, Suite 125
                            Boca Raton, Florida 33432
                                 (561) 391-5883
                     (Name, address and telephone number of
                              agent for service.)



                         CALCULATION OF REGISTRATION FEE

                                                                                      Proposed
                                                              Proposed                 Maximum
                                                              Maximum                 Aggregate
Title of Securities            Amount of shares               Offering                Offering                       Filing
to be Registered               to be Registered               Price per share           Price                          Fee
---------------------          --------------------           -----------------       -----------                 ---------

$.01 par value                      551,910                    $.22                       $121,420.20
Common Stock

$.01 par value                    14,530,239                   $.22                     $3,196,652.58
Common Stock

$.01 par value                    14,380,239                  $.22                      $3,163,652.58
Common Stock

$.01 par value                    1,000,000                   $.22                        $220,000.00
Common Stock

$.01 par value                      100,000                   $.22                         $22,000.00
Common Stock

$.01 par value                      100,000                   $.22                         $22,000.00
Common Stock

$.01 par value                      100,000                   $.22                         $22,000.00
Common Stock


Total                             30,762,388                  $.22                      $6,767,725.36              $1,691.93




(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the average of the high and low selling prices per share of the Registrant's common stock on August 22, 2001 as reported by the OTC Electronic bulletin Board.


                                   PROSPECTUS

                                 FUELNATION INC.
                            1700 North Dixie Highway
                                    Suite 125
                            Boca Raton, Florida 33432
                                 (561) 391-5883

                       (30,762,388 Shares of Common Stock)

         This prospectus relates to the offer and sale by FuelNation Inc., a Florida corporation (the "Company" or "FuelNation") of shares of its $.01 par value per share common stock to certain employees pursuant to employment agreements entered into between FuelNation and the employees for payment of services rendered and to be rendered. FuelNation is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the employees 30,762,388 shares of common stock in consideration for services to be performed under the respective agreements.

         The common stock is not subject to any restriction on transferability. Recipients of shares other than person who are "affiliates" of the Company within the meaning of the Securities Act of 1933 may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, 29,462,388 shares are being registered for affiliates of FuelNation. An affiliate is any director, executive officer or controlling shareholder of the company or any of its subsidiaries. An "affiliate" of the company is subject to Section 16(b) of the Securities Exchange Act of 1934. If an employee who is not now an "affiliate" becomes an "affiliate" of the company in the future, he/ she would then be subject to Section 16(b) of the Exchange Act.

                     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 22, 2001.

           This prospectus is part of the registration statement, which was filed and became effective under the Securities Act of 1933, and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by FuelNation with the Commission are qualified in their entirety by the reference thereto.

           A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: FuelNation Inc., 1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432, (561) 391-5883.

           FuelNation is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by FuelNation under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. FuelNation's stock trades on the Over-the-Counter Bulletin Board under the symbol FLNT.

           No person has been authorized to give any information or to make any representation, other than those contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by FuelNation. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

           Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of FuelNation since the date hereof.

TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus.......................... 5
Item 1. Plan Information ..................................................... 5
                     General Information ..................................... 5
                     The Company ............................................. 5
                     Purposes................................................. 5
                     Common Stock............................................. 5
                     The Consultants.......................................... 5
                     No Restrictions on Transfer ............................. 5
                     Tax Treatment to the Consultants ........................ 5
                     Tax Treatment to the Company............................. 6
                     Restrictions on Resale .................................. 6
Documents Incorporated by Reference and Additional Information ............... 6

Item 2. Registrant Information and Employee Plan Annual Information .......... 6
                     Legal Opinion and Experts ............................... 7
                     Indemnification of Officers and Directors................ 7
Information Required in the Registration Statement............................ 7

Item 3. Incorporation of Documents by Reference .............................. 7

Item 4. Description of Securities ............................................ 8

Item 5. Interest of Named Experts and Counsel ................................ 8

Item 6. Indemnification of Directors and Officers ............................ 8

Item 7. Exemption from Registration Claimed .................................. 8

Item 8. Exhibits ............................................................. 9

Item 9. Undertakings ......................................................... 9

Signatures ...................................................................10

Exhibits Index ...............................................................12

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company

           FuelNation has its principal executive offices at 1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432 where its telephone number is
(561) 391-5883.

Purposes

           The common stock to be issued by FuelNation to certain employees will be issued pursuant to business employment agreements entered into between the employees and FuelNation, which have been approved by the Board of Directors of the company. The agreements are intended to provide a method whereby FuelNation may be stimulated by the personal involvement of the employees in the company's future prosperity, thereby advancing the interests of FuelNation and all of its shareholders. Copies of the agreements have been filed as exhibits to this registration statement.

Common Stock

           The Board of Directors has authorized the issuance of up to 30,762,388 shares of common stock and options to purchase common stock to the consultants and employees upon effectiveness of this registration statement.

The Consultants

           The employees have agreed to provide their expertise and advice to FuelNation for the purposes set forth in their agreements with the company.

No Restrictions on Transfer

           The employees will become the record and beneficial owners of the shares of common stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock. Affiliates of FuelNation will be subject to the Section 16 (b) of the Exchange Act.

Tax Treatment to the Employees

           Neither common stock nor the options to purchase common stock are qualified under Section 401 (a) of the Internal Revenue Code. The employees, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occur: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the employees will receive compensation that may be taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The employees are urged to consult their own tax advisors on this matter. Further, if any recipient is an "affiliate" Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Restrictions on Resale

           In the event that an affiliate of the company acquires shares of common stock hereunder, the affiliate will be subject to Section 16 (b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to FuelNation. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under the section 16(b) of the Exchange Act. FuelNation has agreed that for the purpose of any "profit" computation under 16(b), the price paid for FuelNation's common stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the company's common stock acquired hereunder by persons other that affiliates are not subject to Section 16(b) of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE
                                       AND
                             ADDITIONAL INFORMATION

           FuelNation hereby incorporates by reference (1) its Form 10-KSB for the year ended December 31, 2000, filed pursuant to the Exchange Act; (2) any and all Quarterly Reports and Current Reports on Form 10-QSB or 8-K filled under the Securities or Exchange Acts subsequent to the filing of FuelNation Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to termination of this offering are deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing. All documents which when together constitute this prospectus, will be sent or given to participants by the Registrant as specified by Rule 428 (b) (1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

           A copy of any document or part thereof incorporated by reference in this registration statement but not delivered pursuant to Rule 428 (b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: FuelNation Inc., 1700 North Dixie Highway, Suite 125,Boca Raton, Florida 33432, (561) 391-5883.

Legal Opinion and Experts

         Schonfeld & Weinstein, L.L.P. has rendered an opinion on the validity of the securities being registered. Schonfeld & Weinstein, L.L.P. is not an "affiliate" of the company. Schonfeld & Weinstein, L.L.P. owns options to purchase 250,000 shares of FuelNation common stock.

           The financial statements of FuelNation Inc. incorporated by reference in this prospectus for the fiscal year ended December 31, 2000 have been audited by Sellers & Associates, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements of FuelNation Inc. incorporated by reference in this prospectus for the fiscal year ended December 31, 1999 have been audited by Moore Stephens Lovelace, P.A., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


Indemnification of Officers and Directors

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the company, FuelNation has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person on connection with the securities being registered, registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

           Registrant herby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         (a) Registrant's latest Annual Report, whether filed pursuant to
Section 13(a) or 15(d) of the Exchange Act;

         (b) All other reports filled pursuant to Section 13(a) or 159d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

           (C) The latest prospectus filed pursuant to Rule 424 (b) under the Securities Act.

Item 4. Description of Securities

           No description of the class of securities (i.e., the $.01 par value common stock) is required under this item because the common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

         Schonfeld & Weinstein, L.L.P. owns an option to purchase 250,000 shares of FuelNation common stock.

Item 6. Indemnification of Directors and Officers

           FuelNation shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of FuelNation, or served any other enterprise as director, officer or employee at the request of FuelNation. The Board of Directors, in its discretion, shall have the power on behalf of FuelNation to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of FuelNation.

           In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be n, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the directors is limited as provided in FuelNation's Articles of Incorporation.

Item 7. Exemption from Registration Claimed

           Not applicable.

Item 8. Exhibits

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.          Title

10.5       Employment Agreement with Paul Sapita
10.6       Employment Agreements with James Wilson
10.7       Employment Agreements with Chris Salmonson
10.8       Employment Agreements with John Leta
10.9       Employment Agreements with Kevin A. White
10.10      Employment Agreements with Daniel A. Wilmott
10.11      Employment Agreements with John Freudberg
23.1       Consent of Schonfeld & Weinstein, L.L.P.
23.2       Consent of Sellers & Associates, CPA
23.3       Consent of Moore Stephens Lovelace, P.A.

Item 9. Undertakings

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the even that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF BOCA RATON, STATE OF FLORIDA ON AUGUST 22, 2001.

Date                                     FUELNATION INC.
August 22, 2001
                                         By:_____________________________
                                         Christopher Salmonson, President, CEO,
                                         Chairman of the Board


IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATE INDICATED.

DATE:

August 22, 2001                          By:  ------------------------------
                                              CHRISTOPHER SALMONSON,
                                              PRESIDENT, CEO, DIRECTOR




                                         By:  ---------------------------------
August 22, 2001                               Shaikh Isa Mohammed Isa AlKhalifa
                                              Director

August 22, 2001                          By:_____________________________
                                            Ed Ruh, Director


August 22, 2001                         By:
                                             -----------------------------------
                                              JAMES L. WILSON, DIRECTOR



August 22, 2001                          By:
                                               -----------------------------
                                               WILLIAM C. SCHLECHT, DIRECTOR